Exhibit 4.5

AMENDMENT TO THE

CNX RESOURCES CORPORATION

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) TO THE CNX RESOURCES CORPORATION AMENDED AND RESTATED EQUITY INCENTIVE PLAN (the “Plan”) is made and adopted as of the Effective Date (as defined below). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

WHEREAS, the Company entered into that certain agreement and plan of merger (the “Merger Agreement”) with CNX Midstream Partners LP, a Delaware limited partnership (the “Partnership”), CNX Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and CNX Resources Holdings LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned Subsidiary of the Company, pursuant to which, among other things, Merger Sub has merged with and into the Partnership with the Partnership surviving as an indirect wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, in connection with the Merger and pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Date”) certain outstanding phantom units previously granted under the CNX Midstream Partners LP 2014 Long-Term Incentive Plan (the “Partnership Plan”) were converted (such conversions, the “Partnership LTIP Award Conversions”) into awards of Restricted Stock Units in the Company (the “Assumed RSUs”); and

WHEREAS, pursuant to the Merger Agreement, the Company has assumed the outstanding unit reserve under the Partnership Plan for the purpose of making future grants relating to shares of the Company under the Plan (the “Share Reserve Assumption”).

NOW, THEREFORE, the Plan is hereby amended as follows to reflect and accommodate the Share Reserve Assumption and Partnership LTIP Award Conversion:

1. To reflect the Partnership LTIP Reserve Assumption, the first sentence of Section 3(a) of the Plan is amended to read in its entirety as follows:

“Subject to adjustment as set forth in Section 3(c) below, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 14,276,436.”

2. For the avoidance of doubt, the Assumed RSUs are Substitute Awards and, pursuant to Section 3(d) of the Plan, shall not be counted against the Shares available for Awards under the Plan. Subject to the foregoing, the Assumed RSUs shall be considered issued pursuant to the Plan but shall remain governed by all of the terms and conditions of the Partnership Plan and the applicable award agreements thereunder. The Partnership Plan shall be deemed incorporated into the Plan solely for the purpose of the foregoing.

3. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

4. Except as set forth herein, the Plan shall remain in full force and effect.

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